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Exhibit 5



                                  November 26, 1997




North American Scientific, Inc.
7435 Greenbush Ave.
North Hollywood, CA 91605


Gentlemen:

    In connection with the proposed registration under the Securities Act of 1933, as amended, by North American Scientific, Inc., a Delaware corporation (the "Company"), of 864,000 shares of its Common Stock, $0.01 par value per share (the "Shares"), pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement"), we hereby advise you that as counsel for the Company we have examined the Certificate of Incorporation of the Company and all amendments thereto, the By-Laws of the Company, as amended, certain minutes of the Company, and such other documents and records as we have deemed necessary for the purposes of this opinion.

    Based upon such examination, it is our opinion that the Shares have been duly authorized and are legally issued, fully paid and nonassessable (except in the case of the shares underlying the Warrant, as defined in the Registration Statement, which will be legally issued, fully paid and nonassessable when issued upon proper exercise of the Warrant).

    We hereby consent to the reference to our firm under the heading "Legal Matters" in the Prospectus of the Company included in the Registration Statement and to the filing of this opinion as an exhibit to said Registration Statement.

                                  Very truly yours,


                                  D'ANCONA & PFLAUM



                                  By:  /s/ Merrill A. Freed
                                       --------------------
                                       Merrill A. Freed